                                                                  EXHIBIT (d)(6)

                             SUB-ADVISORY AGREEMENT
                                     BETWEEN
                           NAVELLIER MANAGEMENT, INC.
                                       AND
                         MONEY MANAGEMENT ADVISERS, INC.


        This AGREEMENT is made as of the 15th day of April, 2002, by and between Navellier Management, Inc., a Delaware corporation (the "Advisor"), and Money Management Advisers Inc., a Delaware corporation (the "Sub-Advisor").

        WHEREAS, the Navellier Millennium Funds, a Delaware business trust (the "Trust"), is authorized to issue one or more series of shares of beneficial interest;

        WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (The "1940 Act");

        WHEREAS, the Navellier Money Market Portfolio (the "Portfolio") is a series of the Trust;

        WHEREAS, the Advisor and the Trust have entered into an Investment Advisory Agreement ("Primary Agreement") under which the Advisor is obligated to furnish investment advisory services to the Trust's series, and such Primary Agreement permits the Advisor to, from time to time, retain a sub-advisor to provide day-to-day portfolio management services to all or part of a series' investment portfolio;

        WHEREAS, the Advisor desires to retain the Sub-Advisor to furnish day-to-day portfolio advisory services to the Portfolio, and the Sub-Advisor represents that it is willing and possesses legal authority to so furnish such services;

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

    1. APPOINTMENT. Subject to the approval of the Trust's Board of Trustees (the "Board"), including a majority of the trustees who are not parties to this Agreement or "interested persons" of any such party ("Independent Trustees"), and the Portfolio's shareholders, the Advisor hereby appoints the Sub-Advisor to provide day-to-day advisory services to the Portfolio, or to such assets of the Portfolio as determined by the Advisor, for the period and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to furnish the services described herein for the compensation described herein.

    2. DOCUMENTS PROVIDED TO ADVISOR. The Sub-Advisor has or will deliver to the Advisor copies of each of the following documents along with all amendments thereto through the date hereof, and will promptly deliver to the Advisor any future amendments and supplements thereto, if any:

                a. the Sub-Advisor's registration statement, and any amendments thereto, filed on Form ADV under the Investment Advisers Act of 1940, as amended ("Advisers Act"), as filed with the Securities and Exchange Commission (the "Commission");

                b. the Sub-Advisor's Trade Allocation Policy; and

                c. the Sub-Advisor's Code of Ethics and Insider Trading Policy.

    3. DOCUMENTS PROVIDED TO THE SUB-ADVISOR. The Advisor has or will deliver to the Sub-Advisor current copies and supplements thereto of each of the following documents, and will deliver to it all future amendments and supplements, if any:

                a. the Certificate of Trust of the Trust;

                b. the By-Laws of the Trust;

                c. certified resolutions of the Board of Trustees of the Portfolio authorizing the appointment of the Advisor and the Sub-Advisor and approving the form of this Agreement; and

                d. the Trust's Registration Statement on Form N-lA under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), as filed with the Commission,

    4. ADVISOR'S DUTIES. The Advisor shall continue to have responsibility for all other services to be provided to the Portfolio pursuant to the Primary Agreement and shall oversee and review the Sub-Advisor's performance of its duties under this Agreement. The Advisor shall also retain direct portfolio management responsibility with respect to any assets of the Portfolio which are not allocated by it to the portfolio management of the Sub-Advisor.

    5.  SUB-ADVISORY SERVICES.

            a. GENERAL. The Sub-Advisor hereby agrees to provide day-to-day portfolio advisory services to the Portfolio. The Sub-Advisor shall regularly provide investment advice to the Portfolio, or to the assets of the Portfolio allocated to the Sub-Advisor by the Advisor, and shall continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Portfolio and, in furtherance thereof, shall, in a manner consistent with the investment objective and policies of the Portfolio as set forth in the Portfolio's then-current Prospectus and Statement of Additional Information:

            (i)   furnish a continuous investment program for the Portfolio;

            (ii) obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, investment programs of the Portfolio, and the issuers of securities included in the Portfolio and the industries in which the Portfolio engages, or which may relate to securities or other investments which the Sub-Advisor may deem desirable for inclusion in the Portfolio;

            (iii) determine which securities shall be included in the Portfolio;

            (iv) in its discretion and without prior consultation with the Advisor, buy, sell, lend and otherwise trade any securities and investment instruments on behalf of the Portfolio; and

            (v) take, on behalf of the Portfolio, all actions the Sub-Advisor may deem necessary or appropriate in order to carry into effect such investment program and the Sub-Advisor's functions as set forth above.

            b. COVENANTS. The Sub-Advisor shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) the Portfolio's Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Trust's Trust Instrument, Bylaws or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) the Advisers Act; (v) other applicable laws; and (vi) such other investment policies, procedures and/or limitations as may be adopted by the Trust with respect to the Portfolio and provided to the Sub-Advisor in writing by the Advisor or the Trust. The Sub-Advisor agrees to use reasonable efforts to manage the Portfolio so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the "Code"), except as may be authorized to the contrary by the Trust's Board of Trustees. The management of the Portfolio by the Sub-Advisor shall at all times be subject to the supervision and review of the Advisor and the Trust's Board of Trustees.

            c. BOOKS AND RECORDS. The Sub-Advisor agrees that all records which it maintains for the Portfolio are the property of the Trust and agrees to promptly surrender any of such records to the Trust upon the Trust's or the Advisor's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Portfolio required to be preserved by such Rule and to keep all records required to be preserved by the Advisers Act.

            d. REPORTS, EVALUATIONS AND OTHER SERVICES. The Sub-Advisor shall furnish reports, evaluations, information or analyses to the Advisor or the Trust with respect to the Portfolio and in connection with the Sub-Advisor's services hereunder as the Advisor or the Trust's Board of

            Trustees may request from time to time or as the Sub-Advisor may otherwise deem to be necessary or appropriate. The Sub-Advisor shall make recommendations to the Advisor or the Trust's Board of Trustees with respect to Trust policies, and shall carry out all policies that are adopted by the Board of Trustees. The Sub-Advisor shall, subject to review by the Advisor and the Board of Trustees, furnish such other services as the Sub-Advisor shall from time to time determine to be necessary or appropriate to perform its obligations under this Agreement. The Sub-Advisor shall cooperate fully with the Trust's independent auditors and with the Advisor in connection with any annual audit, the preparation of filings with the Commission, and in connection with any examination of the Trust or the Advisor by the Commission.

            e. PORTFOLIO TRANSACTIONS. With respect to the securities and other investments to be purchased or sold for the Portfolio, the Sub-Advisor shall place orders with or through such persons, brokers or dealers (including, but not limited to, broker-dealers which are affiliated with the Sub-Advisor) selected by the Sub-Advisor, provided, however, that such orders shall (i) be consistent with the brokerage policy set forth in the Prospectus and Statement of Additional Information applicable to the Portfolio, or approved by the Portfolio's Board of Trustees, (ii) conform with federal securities laws, and (iii) be consistent with securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Advisor may consider the research, investment information and other services provided by, and the financial responsibility of, brokers or dealers who may effect, or be a party to, any such transaction or other transactions to which the Sub-Advisor's other clients may be a party.

            f. AGGREGATION OF SECURITIES TRANSACTIONS. In executing transactions for the Portfolio, the Sub-Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other funds or accounts advised by the Sub-Advisor. The Sub-Advisor will aggregate trades if, in the Sub-Advisor's reasonable judgement, such aggregation (i) will result in an overall economic benefit to the Portfolio, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Trust's registration statement and the Portfolio's Prospectus and Statement of Additional Information.

            In the event that the Sub-Advisor aggregates any securities transactions as provided for above, the Sub-Advisor will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Portfolio and such other funds or accounts advised by the Sub-Advisor.

            g. MEETINGS. The Sub-Advisor will meet with the Advisor on a periodic basis, as reasonably requested by the Advisor, to review the responsibilities of each party and discuss any operational issues.

    6. USE OF SUB-ADVISORY PERFORMANCE INFORMATION. With respect to the Portfolio, the Sub-Advisor shall permit the Advisor and the Trust to include in the Trust's Prospectus and/or Statement of Additional Information performance figures of the Sub-Advisor relating to any private accounts and/or registered investment companies that have substantially similar investment objectives and policies to the Portfolio, provided that the inclusion of any such prior performance satisfies all applicable rules, regulations, and interpretive positions of the Commission.

        Nothing herein shall prohibit the Sub-Advisor or any of its principals from using the name of the Portfolio, the Trust or the Advisor in a biographical description of the Sub-Advisor or its principals or prohibit the use of the performance of the Portfolio or the Trust (to the extent permissible under the U.S. federal and state securities laws and regulations) in sales literature, advertising material or other communications of the Sub-Advisor that describes the composite performance record of the Sub-Advisor or its principals.

    7.  REPRESENTATIONS AND WARRANTIES.

            The Sub-Advisor hereby represents and warrants to the Advisor as follows:

            a. The Sub-Advisor is a corporation duly organized and in good standing under the laws of the state of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

            b. The Sub-Advisor is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Sub-Advisor shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

            c. The Sub-Advisor is not the subject of any administrative proceeding by any state, federal or other regulatory body.

            d. The Sub-Advisor at all times shall provide services to the Portfolio using its reasonable best judgment and efforts to carry out its obligations to the Portfolio.

           The Advisor hereby represents and warrants to the Sub-Advisor as follows:

            a. The Advisor is a corporation duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

            b. The Advisor is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Advisor shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

            c. The Advisor is not the subject of any administrative proceeding by any state, federal or any other regulatory body.

            d. The Advisor at all times shall provide services to the Portfolio using its reasonable best judgement and efforts to carry out its obligations to the Portfolio.

    8. COMPENSATION. As compensation for the services which the Sub-Advisor is to provide pursuant to Paragraph 5, the Advisor shall pay to the Sub-Advisor an annual fee, computed and accrued daily and paid in arrears on the first business day of every month, at the rate set forth on Schedule A, which shall be a percentage of the average daily net assets of the Portfolio (computed in a manner consistent with the Portfolio's most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

    9. INTERESTED PERSONS. It is understood that, to the extent consistent with applicable laws, the Trustees, officers and shareholders of the Trust are, may be, or may become, interested persons with respect to the Sub-Advisor as directors, officers or otherwise, and that directors, officers and shareholders of the Sub-Advisor are, may be, or may become, similarly interested persons with respect to the Trust.

    10. NON-EXCLUSIVE SERVICES. The services of the Sub-Advisor provided to the Portfolio are not to be deemed exclusive and the Sub-Advisor may render similar services to others and engage in other activities.

    11. LIMITATION OF SUB-ADVISOR'S LIABILITY. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, neither the Sub-Advisor nor any of its directors, officers, shareholders, agents, or employees nor the Sub-Advisor's parent corporation and its affiliates (and their officers, directors, shareholders, agents and employees) shall be liable or responsible to the Advisor, the Trust, the Portfolio or to any shareholder of the Portfolio for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the Advisor, the Trust, the Portfolio or any shareholder of the Portfolio in connection with the performance of this Agreement.

    12. INDEMNIFICATION. Advisor shall defend, indemnify and hold harmless Sub-Advisor and its affiliates, and their respective directors, officers, employees and agents (and, in each case, their respective heirs, executors, administrators and successors and assigns) against any and all actual losses, liabilities, claims, damages and reasonable out-of-pocket expenses whatsoever (including reasonable attorneys' fees), relating to or arising out of: (i) Advisor's failure to comply with the provisions of this Agreement or any failure of its representations and warranties to be true and correct in all material aspects; (ii) any violation by Advisor of any federal or state securities law or any other applicable law or regulation relating to its activities contemplated under this Agreement; (iii) the gross negligence, malfeasance, willful misconduct, or bad faith of Advisor or any of its directors, officers, employees or agents, except, in each case, where such failure is the result of or arises out of a breach by Sub-Advisor, its affiliates, respective officers, directors, employees or agents of its obligations under this Agreement; or (iv) any breach by Advisor, or its directors, officers, employees or agents of any fiduciary duty owed to the Portfolio.

        Sub-Advisor shall defend, indemnify and hold harmless Advisor and its affiliates, and their respective directors, officers, employees and agents (and, in each case, their respective heirs, executors, administrators and successors and assigns) against any and all actual losses, liabilities, claims, damages and reasonable out-of-pocket expenses whatsoever (including reasonable attorneys' fees), relating to or arising out of: (i) Sub-Advisor's failure to comply with the provisions of this Agreement or any failure of its representations and warranties to be true and correct in all material aspects; (ii) any violation by Sub-Advisor of any federal or state securities law or any other applicable law or regulation relating to its activities under this Agreement; (iii) the gross negligence, malfeasance, willful misconduct or bad faith of Sub-Advisor or any of its directors, officers, employees or agents, except in each case, where such failure is the result of or arises out of a breach by Advisor, its affiliates, respective officers, directors, employees or agents of its obligations under this Agreement; or (iv) any breach by Sub-Advisor or its directors, officers, employees or agents of any fiduciary duty owed to the Portfolio.

        For purposes of this Paragraph 12, the obligation to "indemnify" or "hold harmless" shall mean, and be limited to, an obligation to pay or reimburse the indemnitee for its actual out-of-pocket expenses or losses and shall not obligate the indemnitor to pay indemnitee for any amounts paid to or on behalf of indemnitee by insurance or any other source in connection with the "loss", "claim" or "damage" referred to in this Paragraph 12. The intent of this definition being that the "collateral source" rule shall not apply and that the indemnitee shall only be "indemnified" for actual and ultimate out-of-pocket payments made for actual net liabilities that are ultimately determined to be owed by indemnitee.

    13. EFFECTIVE DATE; MODIFICATIONS; TERMINATION. This Agreement shall become effective on the date first set forth above.

        This Agreement shall continue in force for an initial term of two years from its effective date. Thereafter, this Agreement may be renewed for successive annual periods, provided that the Agreement is approved by the Trust's Board, including a majority of Independent Trustees.

        This Agreement may be modified or amended only in writing signed by both parties or their authorized representatives.

        Notwithstanding the foregoing provisions, either party hereto may terminate this Agreement at any time on sixty (60) days' prior written notice to the other, without payment of any penalty. In addition, this Agreement may be terminated by the Board of Trustees or by a majority vote of the Fund's shareholders, without penalty, upon 60 days' prior written notice. This Agreement shall terminate automatically in the event of its assignment.

    14. CONFIDENTIALITY; USE OF NAMES. All materials and information supplied by one party to the other party ("Confidential Information") is confidential and proprietary. Confidential Information shall not include, and the requirements of this Paragraph 14 shall not apply to, information in the public domain or otherwise received by either party through no wrongful act of either party to this Agreement or any affiliate thereof. Confidential Information shall be used by the receiving party solely in the performance of its obligations pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except as may be necessary to perform its obligation pursuant to this Agreement or except as may be required by law or agreed upon in writing by the other party. Upon written request or upon the termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control.

        Neither party hereto shall use the registered trademarks, service marks, logos, names, or any other proprietary designations of the other party without such party's prior written approval. Each party hereto shall submit to the other party for prior written approval any advertising or promotional material using the other party's name or any name associated with an affiliate of the other party, or such trademarks of the other party; provided, however, that a party hereto may use advertising or promotional materials which was previously approved in substantially the same form without obtaining approval of the other party.

        The covenants, agreements and obligations of each party under this Paragraph 14 shall survive the expiration or termination of this Agreement.

    15. CERTAIN DEFINITIONS. The terms "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

    16. INDEPENDENT CONTRACTOR. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust or the Advisor from time to time, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio or of the Advisor.

    17. GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed by the laws of the State of Delaware, without regard to its choice of law rules, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act. Subject to the mutual agreement of both parties hereto, any controversy or dispute arising between the parties concerning any transaction or the construction, performance or breach of this Agreement may be settled by binding arbitration. The award rendered may be entered into any court having jurisdiction. Each of the Advisor and Sub-Advisor waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

    18. WAIVERS. Neither of the parties hereto shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is granted in writing by the waiving party. No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions with respect to subsequent occurrences.

    19. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

    20. NOTICES. Notices of any kind to be given to the Sub-Advisor hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to the Sub-Advisor at 4922 Fairmont Avenue, Bethesda, Maryland 20814, Attention: Betsy Piper/Bach or at such other address or to such individual as shall be so specified by the Sub-Advisor, or if sent via facsimile, to the recipient's current facsimile number as contained in the sender's records. Notices of any kind to be given to the Advisor hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to the Advisor at One East Liberty, Third Floor, Reno, Nevada 89501, Attention: Arjen Kuyper, or at such other address or to such individual as shall be so specified by the Advisor, or if sent via facsimile, to the recipient's current facsimile number as contained in the sender's records. Notices shall be effective upon delivery.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.


MONEY MANAGEMENT ADVISERS, INC.


By: /s/ BETSY PIPER/BACH
   -------------------------------
   Name:   Betsy Piper/Bach
   Title:  Vice President


NAVELLIER MANAGEMENT, INC.



By: /s/ ARJEN KUYPER
   -------------------------------
   Name:   Arjen Kuyper
   Title:  Chief Operating Officer

                                   SCHEDULE A


PORTFOLIO

Navellier Money Market Portfolio


COMPENSATION

0.50% on the first $100 million of average daily net assets; 0.45% on the next $100 million of average daily net assets; 0.40% on the next $100 million of average daily net assets; and 0.35% on average daily net assets in excess of $300 million.